                                                                     EXHIBIT 3.3


                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           CHORDIANT SOFTWARE, INC.

          CHORDIANT SOFTWARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          FIRST:  The name of the Corporation is Chordiant Software, Inc.

          SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on October 1, 1997 under the Corporation's previous name Chordiant Acquisition Corporation.

          THIRD: The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, amends and restates such Certificate of Incorporation of the Corporation and has been duly adopted by the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          FOURTH: The Amended and Restated Certificate of Incorporation has been adopted by the written consent of the stockholders in accordance with
Section 228(d) of the General Corporation Law of the State of Delaware, and written notice has been provided to the stockholders in accordance with such section.

          FIFTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 27th day of September, 1999.

                                   CHORDIANT SOFTWARE, INC.


                                   By: /s/ Samuel T. Spadafora
                                       _____________________________________
                                       Samuel T. Spadafora, President

                                   Exhibit A

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           CHORDIANT SOFTWARE, INC.

                                      I.

     The name of this corporation is Chordiant Software, Inc.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

                                     III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock". The total number of shares which the Corporation is authorized to issue is one hundred fifty-three million two hundred thirteen thousand eight hundred eighty-one (153,213,881). One hundred three million one hundred fifty-seven thousand eight hundred ninety-five (103,157,895) shares shall be Common Stock (the "Common Stock"), and fifty million fifty-five thousand nine hundred eighty-six (50,055,986) shares shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of one-tenth of one cent ($.001) per share and the Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share.

     The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

     A.   Designation.

     Thirteen million six hundred seventy-seven thousand eight hundred thirteen (13,677,813) of the shares of Preferred Stock shall be designated and known as Series A Preferred Stock ("Series A Preferred"). Ten million eight hundred twenty-one thousand eight hundred forty (10,821,840) of the shares of Preferred Stock shall be designated and known as Series B Preferred Stock ("Series B Preferred"). Eight million three hundred ninety-eight thousand four

                                       1.

hundred thirty eight (8,398,438) of the shares of Preferred Stock shall be designated and known as Series C Preferred Stock ("Series C Preferred"). Four million (4,000,000) of the shares of Preferred Stock shall be designated and known as Series D Preferred Stock ("Series D Preferred"). Thirteen million one hundred fifty-seven thousand eight hundred ninety-five (13,157,895) of the shares of Preferred Stock shall be designated and known as Series E Preferred Stock ("Series E Preferred"). The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred are sometimes collectively referred to herein as the "Series Preferred." The balance of the shares of Preferred Stock, if any, may be divided into such number of series as the Board of Directors may determine with such rights, preferences, privileges and restrictions as the Board of Directors may determine in connection herewith.

     B.   Liquidation Rights.

          1.   a.   In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, the holders of Series E Preferred shall be entitled to receive, before any amount shall be paid to holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock, an amount per share equal to the Series E Original Issue Price, as adjusted for stock splits, dividends, combinations, recapitalizations and the like with respect to such shares, plus an amount equal to all dividends declared but unpaid thereon (the "Series E Preference Amount"). The Series E Original Issue Price shall be one dollar and ninety cents ($1.90). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series E Preferred shall be insufficient to permit the payment to such holders of Series E Preferred of the full Series E Preference Amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of Series E Preferred based upon the Series E Preference Amount due each holder.

               b. Thereafter, if assets or surplus funds remain in the Corporation after the payment of the full Series E Preference Amount as set forth above, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, or Series D Original Issue Price, as the case may be, as adjusted for stock splits, dividends, combinations, recapitalizations and the like with respect to such shares, plus an amount equal to all dividends declared but unpaid thereon (collectively, the "Series Preference Amount"). The Series A Original Issue Price shall be $0.658. The Series B Original Issue Price shall be $0.85. The Series C Original Issue Price shall be $1.28. The Series D Original Issue Price shall be $2.50. If, upon the occurrence of a liquidation, dissolution or winding up and after the full payment of the Series E Preference Amount, the remaining assets and surplus funds distributed among the holders of Series A, Series B, Series C and Series D Preferred shall be insufficient to permit the payment to such holders of Series A, Series B, Series C and Series D Preferred of the full Series Preference Amount, then the entire remaining assets and surplus funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of

                                       2.

Series A, Series B, Series C and Series D Preferred based upon relative Series Preference Amounts for each series.

               c. Thereafter, if assets or surplus funds remain in the Corporation, all such remaining assets or surplus funds shall be distributed among the holders of the Series Preferred and Common Stock on an as converted, pro rata basis; provided that, notwithstanding and irrespective of any of the foregoing provisions of this Section B:

                    (i) The holders of Series A Preferred, Series B Preferred or Series C Preferred shall not, as a result of distributions pursuant to Sections B.1.b. and B.1.c., receive an aggregate amount per share in excess of one dollar and seventy cents ($1.70) (as appropriately adjusted for any stock splits, dividends, recapitalizations, consolidation or the like); and

                    (ii) The holders of Series D Preferred or Series E Preferred shall not, as a result of distributions pursuant to Sections B.1.a., B.1.b and B.1.c., as the case may be, receive an aggregate amount per share in excess of $3.32 (as appropriately adjusted for any stock splits, dividends, recapitalizations, consolidation or the like).

          2. For purposes of this Section B, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include: (i) the Corporation's sale or transfer of more than fifty percent (50%) of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); (ii) the acquisition of the Corporation by or reorganization of this Corporation into or with another entity in which the stockholders of the Corporation immediately prior to such acquisition or reorganization do not own a majority of the outstanding shares of the surviving, purchasing, or newly resulting corporation, whether by means of merger or consolidation or reorganization or otherwise resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary; or (iii) any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any person or group of persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Series Preferred as of the date of the Issuance Date, owning more than fifty percent (50%) of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances. No later than twenty (20) days before any event that permits a holder of Series Preferred to have each share of Series Preferred held by such holder treated for all purposes as if it had been converted into Common Stock, the Corporation shall deliver a notice to each holder of Series Preferred setting forth the principal terms of such merger or sale of the Corporation. Such notice shall be deemed delivered upon delivery by personal service or overnight courier, by telex or facsimile transfer, or three
(3) business days after deposit in the United States mail, by registered or certified mail, return receipt requested (in each case, fully prepaid), addressed to a party at its address as shown on the stock records of the

                                       3.

Corporation. Such notice shall include a description of the amounts that would be paid to holders of Series Preferred under this Section B and of the consideration that such holders would receive if they were to exercise their rights to have shares of Series Preferred treated as if they had been converted into Common Stock. No later than ten (10) days after delivery of the notice, each holder of Series Preferred may deliver an election to the Corporation notifying the Corporation that the holder desires that such holder's shares of Series Preferred be treated as if they had been converted into shares of Common Stock and, if no such election is delivered to the Corporation, such holder shall receive such amounts as are provided for under this Section B.

          3. In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Preferred Stock shall be determined by the consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Preferred Stock and Common Stock, except that any securities distributed shall be valued as follows:

               a. Securities not subject to investment letter or other similar restrictions on free marketability:

                    (i) if traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the closing; and

                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

                    (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Preferred Stock and Common Stock.

               b. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs B.3(a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Preferred Stock and the Common Stock.

     C.   Dividends.

          1. Preferred Stock. The holders of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive in any fiscal year, when and as declared by the board of directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $.0658, $0.085, $0.128, $0.250 and $0.190 per share, respectively, per annum, as adjusted for stock splits, dividends,

                                       4.

combinations, recapitalizations and the like with respect to such shares before any dividend is declared or paid on shares of Common Stock; provided, however, no dividend on the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be declared or paid until the holders of Series E Preferred shall have first received a dividend at the applicable rate set forth in this paragraph C.1. Dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine.

          2. Common Stock. No distributions (as defined below) shall be paid on the Common Stock until the holders of the Series Preferred then outstanding shall have first received all dividends declared at the rates specified in paragraph C.1 above.

          3. Distributions Defined. For purposes of this Section C, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the corporation (other than repurchases of Common Stock held by employees of, or consultants to, the corporation upon termination of their employment or services pursuant to written agreements providing for such repurchase) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the corporation.

     D.   Conversion to Common Stock.

     The Series Preferred shall be convertible into Common Stock of the Corporation as follows:

          1. Definitions. For purposes of this Section D the following definitions shall apply:

               a. "Issuance Date" shall mean the first date on which the Corporation issues any shares of Series E Preferred after the date hereof.

               b. "Series D Issuance Date" shall mean the first date on which the Corporation issues shares of Series D Preferred after the date hereof.

               c. "Series A Conversion Price" shall mean the price, determined pursuant to this Section D, at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred.

               d. "Series B Conversion Price" shall mean the price, determined pursuant to this Section D, at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred.

               e. "Series C Conversion Price" shall mean the price, determined pursuant to this Section D, at which shares of Common Stock shall be deliverable upon conversion of Series C Preferred.

                                       5.

               f. "Series D Conversion Price" shall mean the price, determined pursuant to this Section D, at which shares of Common Stock shall be deliverable upon conversion of Series D Preferred.

               g. "Series E Conversion Price" shall mean the price, determined pursuant to this Section E, at which shares of Common Stock shall be deliverable upon conversion of Series E Preferred.

               h. "Current Series A Conversion Price" shall mean the Series A Conversion Price immediately before the occurrence of any event, which, pursuant to this Section D, causes an adjustment to the Series A Conversion Price.

               i. "Current Series B Conversion Price" shall mean the Series B Conversion Price immediately before the occurrence of any event, which, pursuant to this Section D, causes an adjustment to the Series B Conversion Price.

               j. "Current Series C Conversion Price" shall mean the Series C Conversion Price immediately before the occurrence of any event, which, pursuant to this Section D, causes an adjustment to the Series C Conversion Price.

               k. "Current Series D Conversion Price" shall mean the Series D Conversion Price immediately before the occurrence of any event, which, pursuant to this Section D, causes an adjustment to the Series D Conversion Price.

               l. "Current Series E Conversion Price" shall mean the Series E Conversion Price immediately before the occurrence of any event, which, pursuant to this Section D, causes an adjustment to the Series E Conversion Price.

               m. "Convertible Securities" shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including Preferred Stock.

               n. "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

               o. "Common Stock Outstanding" shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

               p. "Common Stock Equivalents" shall mean Convertible Securities and rights entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

          2.   Right to Convert; Initial Conversion Price.

               a. Each holder of Series Preferred may, at any time, convert any or all of such Series Preferred shares into fully-paid and nonassessable shares of Common Stock at the

                                       6.

Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price, as applicable. Each share of Series A Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series A Conversion Price in effect at the time of conversion for Series A Preferred into $0.658 for each share of Series A Preferred being converted; the initial Series A Conversion Price shall be $0.658 per share of Common Stock. The Series A Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. Each share of Series B Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series B Conversion Price in effect at the time of conversion for Series B Preferred into $0.85 for each share of Series B Preferred being converted; the initial Series B Conversion Price shall be $0.85 per share of Common Stock. The Series B Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. Each share of Series C Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series C Conversion Price in effect at the time of conversion for Series C Preferred into $1.28 for each share of Series C Preferred being converted; the initial Series C Conversion Price shall be $1.28 per share of Common Stock. The Series C Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. Each share of Series D Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series D Conversion Price in effect at the time of conversion for Series D Preferred into $2.50 for each share of Series D Preferred being converted; the initial Series D Conversion Price shall be $2.50 per share of Common Stock. The Series D Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. Each share of Series E Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series E Conversion Price in effect at the time of conversion for Series E Preferred into $1.90 for each share of Series E Preferred being converted; the initial Series E Conversion Price shall be $1.90 per share of Common Stock. The Series E Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on the Series Preferred surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the Series Preferred holders entitled to payment at the time of conversion of the Series Preferred.

               b. Before any holder of Series Preferred shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation or any transfer agent for such Series Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided, and, if less than all of the shares of Series Preferred represented by such certificate are converted, a certificate representing the shares of Series Preferred not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Series Preferred to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with

                                       7.

an offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

          3. Adjustments to Conversion Price. Subject to subsection D.3(j), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price in effect from time to time shall be subject to adjustment in certain cases as follows:

               a. Issuance of Additional Shares of Common Stock. In case the Corporation shall at any time after the Issuance Date or, with respect to the Series D Preferred, the Series D Issuance Date, issue or sell any Common Stock, Options, Convertible Securities, or Common Stock Equivalents (the "Additional Shares of Common Stock") without consideration or for a consideration per share less than the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price, as applicable, then the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall simultaneously with such issuance or sale be adjusted to a Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, (calculated to the nearest cent) determined by multiplying such Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at such Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock Outstanding immediately prior to such issue shall not include any additional shares of Common Stock issuable with respect to shares of Series Preferred, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or Convertible Securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

               For purposes of this subsection D.3(a), the following provisions shall also be applicable:

                    (i) Cash Consideration. In case of the issuance or sale of Additional Shares of Common Stock for cash, the consideration received by the Corporation

                                       8.

therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares are offered by the Corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                    (ii) Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of Additional Shares of Common Stock for consideration other than cash or for consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section D, of the consideration other than cash received by the Corporation for such securities.

                    (iii) Options and Convertible Securities. In case the Corporation shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this subsection D.3(a)(iii) and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided, however, that, subject to the provisions of subsection D.3(b), no further adjustment of the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

               b. Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in subsection D.3(a)(iii), or the rate at which any Convertible Securities referred to in subsection D.3(a)(iii) are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Current Series E Conversion Price, as applicable, that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time the same were initially granted, issued or sold. In the event

                                       9.

that the purchase price provided for in any such Option referred to in subsection D.3(a)(iii), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection D.3(a)(iii), or the rate at which any Convertible Securities referred to in subsection D.3(a)(iii) are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price, as applicable, then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have been obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the Common Stock.

               c. Termination of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price shall, upon such termination, be changed to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock Outstanding.

               d. Stock Splits; Dividends; Distributions and Combinations. In the event the Corporation should at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, following such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price and Current Series E Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be increased in proportion to such increase in the number of outstanding shares of Common Stock (including for this purpose, Common Stock Equivalents). If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price and Current Series E Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred

                                      10.

shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

               e. Other Dividends. In the event this Corporation shall declare a distribution payable in securities of other persons, evidence of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection D.3(a)(iii), then, in each such case for the purpose of this subsection D.3(e), the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or a sale of assets transaction provided for elsewhere in this Section D), provision shall be made so that the holders of Series Preferred shall thereafter be entitled to receive upon conversion of shares of Series Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon such conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D with respect to the rights of the holders of Series Preferred after the recapitalization to the end that the provisions of this Section D (including adjustment of the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price and Current Series E Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Series Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

               g. Successive Changes. The above provisions of this Section D shall similarly apply to successive issuances, sales, dividends or other distributions, subdivisions and combinations on or of the Common Stock after the Issuance Date.

               h. Other Events Altering Conversion Price. Upon the occurrence of any event not specifically described in this Section D as reducing the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price that, in the reasonable exercise of the business judgment of the Board of Directors of the Corporation reached in good faith, requires, on equitable principles, the reduction of the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price, the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price or Current Series E Conversion Price will be so equitably reduced.

               i. No Impairment. Without the consent of the holders of Preferred Stock as required under Section F.1, the Corporation will not, by amendment of this Certificate

                                      11.

of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series Preferred against impairment.

               j. Excluded Events. Notwithstanding anything in this Section D to the contrary, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Current Series E Conversion Price shall not be adjusted by virtue of (a) the conversion of shares of Series Preferred into shares of Common Stock, (b) the repurchase of Common Stock shares from the Corporation's employees, consultants, officers or directors at such person's cost (or at such other price as may be agreed to by the Corporation's Board of Directors) and any subsequent re-issuance of such shares; provided that such shares are outstanding as of the date this Certificate of Incorporation is filed, (c) the issuance and sale of, or the grant of options to purchase after the Issuance Date, an aggregate of not more than one million five hundred fourteen thousand eight hundred sixty-nine (1,514,869) shares of Common Stock, including any shares sold to employees, advisors, directors, officers or consultants of the Corporation and its subsidiaries (including shares issued or sold pursuant to the exercise of any stock option or purchase pursuant to a grant under the Corporation's stock option plan or stock purchase plan), (d) the issuance of not more than fifty thousand (50,000) shares of Common or Preferred Stock in connection with lease financing arrangements approved by the Company's Board of Directors, at a price which is not more than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price at the time of such issuance or sale (all as determined in accordance with this Section D), (e) shares of Common Stock or Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Issuance Date, or (f) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors.

               k. No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Series Preferred. The Corporation shall deliver cash to any holder of Series Preferred in lieu of any fraction of a share.

               l. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price pursuant to this Section D, the Corporation, at its expense upon request by any holder of Series Preferred, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series

                                      12.

Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Current Series A Conversion Price, Current Series B Conversion Price, Current Series C Conversion Price, Current Series D Conversion Price and Current Series E Conversion Price, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series D or Series E Preferred, as applicable.

               m. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of (i) Common Stock, solely for the purposes of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock and Series D Preferred issuable upon conversion of outstanding debentures convertible into Series D Preferred and (ii) Series D Preferred, solely for the purposes of effecting the conversion of outstanding debentures issued by the Corporation which are convertible into Series D Preferred, such number of its shares of Series D Preferred as shall from time to time be sufficient to effect the conversion of all outstanding debentures issued by the Corporation which are convertible into shares of Series D Preferred. If at any time the number of authorized but unissued shares of Common Stock or Series D Preferred, as the case may be, shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock and debentures convertible into Series D Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and/or Series D Preferred, as the case may be, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

          4. Automatic Conversion. Each share of Series A Preferred, Series B Preferred and Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, upon the closing of a firmly underwritten public offering pursuant to an effective registration statement on a Form S-1 (or any other form equivalent thereto) pursuant to which Common Stock is sold to the public by the Corporation (and selling stockholders, if any) in a public offering registered under the Securities Act of 1933, as amended ("1933 Act"), at a per share public offering price of not less than two dollars ($2.00) (as adjusted for stock splits, recapitalization and the like) and an aggregate public offering price not less than ten million dollars ($10,000,000), prior to underwriting commissions and expenses. Each share of Series D Preferred and Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Price or Series E Conversion Price, as applicable, upon the closing of a firmly underwritten public offering pursuant to an effective registration statement on a Form S-1 (or any other form equivalent thereto) pursuant to which Common Stock is sold to the public by the Corporation (and selling stockholders, if any) in a public offering registered under the 1933 Act, as amended, at a per share public offering price of not less than five dollars ($5.00) (as adjusted for stock splits, recapitalization and the like) and an aggregate public offering price not less than thirty million dollars ($30,000,000), prior to underwriting commissions and expenses (a "Qualified Offering"). In addition, at such time as

                                      13.

the holders of a majority of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, as applicable, elect to convert into shares of Common Stock, each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, as applicable, shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, or Series E Conversion Price. On and after said conversion date, notwithstanding that any certificates for the shares of Series Preferred shall not have been surrendered for conversion, the shares of Series Preferred evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (a) to receive the shares of Common Stock to which he shall be entitled upon conversion thereof, (b) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled, and (c) with respect to dividends declared but unpaid on such Series Preferred prior to such conversion date. In the event that any holder of Series Preferred presents such holder's certificate therefor for surrender to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on such conversion date will be promptly issued and delivered to such holder.

          5. Merger; Sale of Corporation. After the Issuance Date, in the event of any proposed consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or in the event of any proposed sale or transfer to another corporation of all or substantially all of the assets of the Corporation, any holder of Series Preferred may, upon delivery of such shares and election pursuant to Section B above, have each share of Series Preferred held by such holder treated for all purposes as if it had been converted into Common Stock on the earlier of (a) the record date, if any, for voting by holders of Common Stock on such event, and
(b) the date of such event.

          6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section D, the shares converted shall be cancelled and shall not be issuable by the Corporation.

     E.   Redemption.

     The shares of Series Preferred shall be redeemed as follows:

          1. Mandatory Redemption. At any time after the fourth anniversary of the Issuance Date, upon the written request of the holders of not less than sixty percent (60%) of the then outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, the Corporation shall redeem any outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable. Such written request (the "Redemption Request") shall be provided to the Corporation at least ninety (90) days prior to the date of redemption (the "Redemption Date"), shall specify the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D

                                      14.

Preferred or Series E Preferred to be redeemed on the Redemption Date, and shall be sent to the Corporation. Within five (5) days of receipt of a Redemption Request, the Corporation shall provide written notice of such Redemption Request to each other holder of Series Preferred (the "Series Holders") and such Series Holders may elect to participate in such Redemption by providing the Corporation written notice of such participation within forty-five (45) days of the Redemption Request. Any series of Series Preferred to be redeemed by the Corporation pursuant to this Section E may be redeemed, at the option of the Corporation, in installments on an annual basis ratably over a period not to exceed three (3) consecutive calendar years (an "Annual Redemption Date"), with the first installment to be made on the first day of the first full calendar year following the date of the Redemption Request.

          2. Redemption Price and Payment. The shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, to be redeemed on any Redemption Date or Annual Redemption Date, as the case may be, shall be redeemed by paying for each share in cash an amount equal to the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price or Series E Original Issue Price, as applicable, plus, in the case of each share, an amount equal to all dividends declared and unpaid thereon computed to such Redemption Date or Annual Redemption Date, as the case may be, such amount being referred to as the "Redemption Price". Such payment shall be made in full on the applicable Redemption Date or Annual Redemption Date to the holders entitled thereto.

          3. Redemption Mechanics. At least twenty (20) but not more than 30 days prior to each Redemption Date or Annual Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, or by facsimile, to each participating holder of shares of Series Preferred notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date or Annual Redemption Date, the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date or Annual Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date or Annual Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series Preferred on a Redemption Date or Annual Redemption Date are

                                      15.

insufficient to redeem the total number of shares of Series Preferred to be redeemed on such Redemption Date or Annual Redemption Date, the holders of Series E Preferred shall be entitled to receive the Redemption Price for each share of Series E Preferred held, before any amount is paid to other holders of Series Preferred. If the funds of the Corporation legally available for redemption of shares of Series Preferred on a Redemption Date or Annual Redemption Date are insufficient to redeem the total number of shares of Series E Preferred to be redeemed on such Redemption Date or Annual Redemption Date, the holders of Series E Preferred shall share ratably any funds legally available for redemption of such shares. If funds remain following payment to the holders of Series E Preferred, other holders of Series Preferred shall share ratably, based on the Redemption Price for each series, in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date or Annual Redemption Date were actually redeemed. The shares of Series Preferred requested to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

          4. Put Right for Series E Preferred. At any time after the fifth anniversary of the Issuance Date, the holders of a majority of the currently outstanding shares of Series E Preferred shall have the right to require the Corporation to purchase all shares of outstanding Series E Preferred at a price per share in cash (the "Put Price") equal to the greater of (i) the fair market value (as mutually determined by the Corporation and a majority in interest of the Series E Preferred without regards to minority positions or illiquidity), or
(ii) the Redemption Price. Such holders shall deliver to the Corporation a written notice specifying the number and type of shares to be purchased (the "Put Notice"). The Corporation shall deliver the aggregate Put Price to such holders by certified check or by wire transfer to an account or accounts as directed by such holders in exchange for such shares within 60 days following delivery of the Put Notice on a date which is mutually agreeable to the Corporation and such holders. At any time after a Put Notice has been delivered, the Corporation shall be required to pay the Put Price before it may pay (i) any Redemption Price for any Series Preferred (other than Series E Preferred) or (ii) any distribution (as defined in paragraph C.3 above) in respect of any capital stock (other than in respect of Series E Preferred).

     F.   Voting Rights.

          1.   In General.

               a. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and, except those matters required by law or the Corporation's Certificate of Incorporation to be submitted to a class vote, shall vote with holders of the Common Stock upon all matters submitted to a vote of stockholders (including the election of directors). Holders of Common Stock and Series Preferred shall be entitled to cumulate their votes in any election of directors. Fractional votes by the holders of Series Preferred shall not, however, be permitted

                                      16.

and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

               b. The consent of more than fifty percent (50%) of (i) the Series Preferred (other than the Series E Preferred), voting together as a single class, and (ii) the Series E Preferred, shall be required for any action which:

                    (i) redeems or otherwise acquires any shares of Series Preferred except as expressly authorized in Section E hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series Preferred on the basis of the aggregate number of outstanding shares of Series Preferred then held by each such holder;

                    (ii) in any twelve (12) month period, repurchases shares of Common Stock having a value in excess of twenty-five thousand dollars ($25,000), but excluding the purchase or repurchase of shares of Common Stock from former employees of, directors of, or consultants to the Corporation pursuant to written agreements granting the Corporation such repurchase rights upon termination of employment;

                    (iii) creates any new class or series of stock or any other securities (including debt securities), whether by reclassification or otherwise, convertible into equity securities of the Corporation (including securities having rights similar to those granted under this paragraph), having a preference over or being on a parity with, the Series Preferred with respect to voting, dividends, redemption or upon liquidation, dissolution or winding up;

                    (iv) pays or sets aside for payment any dividend or distribution on any shares of Common Stock, except as permitted under subsection F.1(b)(ii) above;

                    (v) sells, conveys or otherwise disposes of all or substantially all of the property of the Corporation (including, for purposes of this paragraph, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation's material assets) or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary of the Corporation) or effects any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

                    (vi) increases or decreases the authorized amount of the Preferred Stock;

                    (vii) causes the sale of shares of any class or series of shares of stock by a subsidiary of the Corporation other than to the Corporation or any direct or indirect wholly owned Subsidiary of the Corporation; or

                    (viii) consents to any liquidation, dissolution or winding up of the Corporation.

                                      17.

               c. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the outstanding shares of Series A Preferred, amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred.

               d. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the outstanding shares of Series B Preferred, amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred.

               e. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the outstanding shares of Series C Preferred, amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred, including any increase in the authorized number of shares of Series C Preferred.

               f. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the outstanding shares of Series D Preferred, amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of the Series D Preferred, including any increase in the authorized number of shares of Series D Preferred.

               g. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the outstanding shares of Series E Preferred, amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of the Series E Preferred, including any increase in the authorized number of shares of Series E Preferred.

          2. Election of Board of Directors. (i) The holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the

                                      18.

election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (iii) the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (iv) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (v) the holders of Common Stock and Series Preferred, voting together as a class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors; and (vi) in the event the Corporation has not effected a Qualified Offering prior to the date one (1) year after the Issuance Date, the holders of Series E Preferred, voting as a separate class, shall be entitled to elect one
(1) member of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

          3. Common Stock Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock held by such holder.

                                       V.

     The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

                                      VI.

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

                                      19.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

                                      20.